Exhibit 99.1
For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports Second Quarter Results
Sales Increase 27.6%; Comparable Store Sales Increase 6.7%;
Company Reports Net Income of $40.0 Million and Diluted EPS of $0.29,
Including an Estimated $8.6 Million in Dilution Related to Wild Oats;
Company Maintains Comp Sales Growth Guidance for Fiscal Year 2008

AUSTIN, Texas, May 13, 2008. Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week second quarter ended April 13, 2008. Sales increased 27.6% to approximately $1.9 billion. Comparable store sales increased 6.7%, and identical store sales, excluding four relocated stores and two major expansions, increased 5.1%. Net income was approximately $40.0 million, and diluted earnings per share were $0.29. The Company estimates the negative impact on net income from Wild Oats was approximately $8.6 million, or $0.06 per diluted share, in the quarter. Approximately $68.4 million relating to share-based payments, depreciation and amortization, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

During the quarter, the Company produced approximately $86 million in cash flow from operations and received approximately $9 million in proceeds from the exercise of stock options. Capital expenditures were approximately $106 million of which $61 million related to new stores and approximately $10 million related to Wild Oats stores. In addition, the Company paid approximately $28 million in cash dividends to shareholders. At the end of the quarter, the Company had $61 million in cash and total debt of approximately $828 million, including $81 million drawn on its credit line.  The Company has secured additional commitments totaling $100 million and expects to complete the increase of its credit line to $350 million during the third quarter. Currently, the Company has $88 million drawn on the line.

“Our business model is very successful. We are continuing to produce higher sales, comps and sales per square foot than our public competitors, and the results in our core stores are strong,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “We believe the investments we are making today in our new, acquired and existing stores will result in strong earnings growth in the future, and we are continuing to move forward with executing our long-term growth plans.”

For the 28-week period ended April 13, 2008, sales increased 29.7% to $4.3 billion. Comparable store sales increased 8.2%, and identical store sales, excluding five relocated stores and three major expansions, increased 6.2%. Net income was approximately $79.1 million, and diluted earnings per share were $0.56. Year to date, approximately $161.3 million relating to share-based payments, depreciation and amortization, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

Year to date, the Company has produced approximately $157 million in cash flow from operations and received approximately $16 million in proceeds from the exercise of stock options. Capital expenditures were approximately $267 million of which $163 million related to new stores and approximately $16 million related to Wild Oats stores. In addition, the Company has paid approximately $53 million in cash dividends to shareholders.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Results Excluding the Impact of Wild Oats
The following information excludes the estimated quantifiable impact of acquired operations.

The following table shows the Company’s growth in sales, comparable store sales, and ending square footage year to date compared to its historical five-year ranges and averages. For fiscal year 2008, the Company has guided to sales growth, excluding Wild Oats, of 15% to 20% and comparable store sales growth of 7.5% to 9.5%.

The table also shows the Company’s year-to-date results for certain line items as a percentage of sales compared to its historical five-year ranges and averages, and the percentage of sales from identical as well as new and relocated stores year to date compared to its historical five-year ranges and averages. The Company believes this is relevant information as new and relocated stores tend to have lower gross profit and higher direct store expenses as a percentage of sales, resulting in a lower store contribution than identical stores. Where applicable, historical percentages have been adjusted to exclude Hurricane Katrina charges and credits, as well as share-based payments expense incurred in fiscal year 2005 related to the Company’s September 2005 accelerated vesting of stock options.

	FY03-FY07 Range		FY03-FY07	YTD
	Low	High	Average	FY08
Sales growth	13.2%	22.8%	18.8%	17.3%
Comparable store sales growth	7.1%	14.9%	10.9%	8.2%
Identical store sales growth	5.8%	14.5%	10.0%	6.2%
Ending square footage growth	10%	18%	13%	15%

Gross profit	34.2%	35.1%	34.8%	34.7%
Direct store expenses	25.2%	26.0%	25.6%	26.3%
Store contribution	8.9%	9.6%	9.3%	8.5%
G&A expenses	3.1%	3.2%	3.2%	3.5%

Percent of sales from identical stores	89%	91%	90%	88%
Percent of sales from new & relocated stores	7%	9%	8%	10%

For the second quarter, sales increased 15.6% to $1.7 billion. Gross profit increased 36 basis points over the prior year to 35.5% of sales.  The LIFO charge was approximately $2.7 million versus $1.2 million in the prior year, a negative impact of eight basis points. For stores in the identical store base, gross profit improved 65 basis points to 35.9% of sales.

Direct store expenses increased 49 basis points to 26.4% of sales due primarily to an increase in the percentage of sales from new and relocated stores to 10% from 7% in the prior year. For stores in the identical store base, direct store expenses improved 10 basis points to 25.8% of sales due primarily to leverage in wages and depreciation, which was partially offset by an increase in health care costs as a percentage of sales.

Store contribution decreased 13 basis points to 9.1% of sales from 9.2% of sales last year. For stores in the identical store base, store contribution improved 75 basis points to 10.1% of sales.

G&A expenses increased 56 basis points to 3.7% of sales largely due to the costs of integrating and supporting the Wild Oats stores, as well as front-loaded G&A expenditures to support our 2008 and 2009 growth.

Excluding the estimated quantifiable impact of the Wild Oats acquisition as discussed in the following section, adjusted net income was $48.5 million, and adjusted diluted earnings per share were $0.35.

Additional information on the quarter for comparable stores, identical stores and all stores is provided in the following table.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC	Stores	Size	Square Feet

Over 11 years old (14.9 years old, s.f. weighted)	4.5%	86%	67	28,400	1,904,500
Between eight and 11 years old	1.2%	60%	28	33,200	930,800
Between five and eight years old	5.8%	48%	41	34,400	1,408,800
Between two and five years old	8.7%	26%	40	45,400	1,817,000
Less than two years old (includes four relocations)	24.4%	1%	18	58,400	1,051,600

All comparable stores (7.5 years old, s.f. weighted)	6.7%	38%	194	36,700	7,112,700
All identical stores (7.7 years old, s.f. weighted)	5.1%	42%	189	35,900	6,792,200
All stores excluding Wild Oats (6.7 years old, s.f. weighted)	31%	210	37,900	7,960,300

Estimated Impact of Wild Oats on the Quarter and Fiscal Year
Sales at the 62 Wild Oats stores in operation during the second quarter were $175.4 million, or 9.4% of total sales, and identical store sales growth was 5.4%.  The Company closed four Wild Oats stores subsequent to the end of the quarter.  Sales for the 58 continuing stores were $169.0 million in the second quarter, and identical store sales growth was 5.9%.  As highlighted in the following table, the Company estimates the negative impact on net income from Wild Oats in the quarter was approximately $8.6 million, or $0.06 per diluted share.  This estimate excludes unquantifiable synergies and costs, including those in the core business.

Dilutive Impact of Wild Oats	(In millions, except per share amount)
Store contribution/(loss) from 58 continuing locations		$3.8[1]
Store contribution/(loss) from four locations closed subsequent to the end of the quarter		(0.9)[2]
Write-off of Wild Oats private label products		(2.5)[3]
Accretion of store closure reserve, and other store closure costs		(0.8)[4]
G&A expenses - Wild Oats home office		(4.3)[5]
G&A expenses - amortization of acquired intangibles		(1.4)[6]
Interest expense related to term loan		(8.4)[7]
Total pre-tax impact	$	$(14.5)
Total after-tax impact		(8.6)
Impact per diluted share	$	$(0.06)

1 This reflects a store contribution of 2.3% of sales, a decline of 119 basis points from the first quarter due to an increase in salaries and benefits as a percentage of sales which was partially offset by an improvement in gross margin. The Company expects store contribution to improve in the second half of the fiscal year.
2   In addition to the four stores that closed in early Q3, the Company expects to close up to four additional Wild Oats stores in the second half of fiscal year 2008, three of which will be in connection with the opening of nearby Whole Foods Market stores. Two additional closures are expected in each of fiscal years 2009 and 2010.
3   This was a one-time expense incurred in the second quarter.
4  This will be an ongoing expense through fiscal year 2008 and beyond.
5   At the end of the second quarter, 27 Wild Oats team members were still employed at the Boulder home office. Currently, there are five. The Company expects Boulder home office G&A expenses to be substantially eliminated by the end of the third quarter, with the exception of approximately $2 to $3 million of rent and other expenses transferring to become part of the Company’s global and regional office G&A expenses in each of the third and fourth quarters.
6   This will be an ongoing expense through the end of fiscal year 2008.
7   Interest expense will be ongoing through fiscal year 2008 and beyond.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

“We have re-branded 27 of the Wild Oats stores to date, and we are excited about the notable improvements we have seen in the year-over-year sales increases at these stores, from 6% on average before re-branding to 12% after,” said Mr. Mackey. “As with all of our acquisitions, integration is generally a two-year process. We have made substantial progress with Wild Oats so far, and we are confident that our upfront investments will drive improved sales this year and higher comparable store sales growth in fiscal year 2009 and beyond.”

Growth and Development
In the second quarter, the Company opened two new stores in Scottsdale, AZ and Glastonbury, CT, ending the quarter with 272 stores totaling 9.5 million square feet. Subsequent to the close of the quarter, the Company opened one new store in Tanasbourne, OR and closed four acquired stores in Phoenix, AZ; St. Louis, MO; Albuquerque, NM; and Portland, OR. The Company currently has 269 stores totaling 9.4 million square feet.

The Company recently signed three new store leases averaging 45,000 square feet in size in Albany, CA; Closter, NJ; and Houston, TX.

The following table provides additional information about the Company’s store openings last fiscal year and thus far in fiscal year 2008, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2012. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY07	FY08 YTD	Tendered	Signed[1]

Number of stores (including relocations)	21	9	24	89
Number of relocations	5	0	5	21
Number of lease acquisitions,
ground leases and owned properties	4	4	8	10
New markets	3	0	4	15
Average store size (gross square feet)	56,500	53,700	46,700	51,100
As a percentage of existing store average size	167%	153%	133%	146%
Total square footage	1,185,800	483,000	1,120,200	4,593,000
As a percentage of existing square footage	13%	5%	12%	49%
Average tender period in months	8.8	10.1
Average pre-opening expense per store (incl. rent)	$2.6 mil[2]	$2.2 mil[3]
Average pre-opening rent per store	$0.9 mil[2]	$0.8 mil[3]
Average development cost (excl. pre-opening)	$15.1 mil[2]
Average development cost per square foot	$278[2]

1 Includes leases tendered
2 Excludes Kensington in London, England
3 Excludes results for the one store opened thus far in the third quarter

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Growth Goals for Fiscal Year 2008 and Beyond
The Company notes that fiscal year 2008 is a 52-week year comparing against 53 weeks last year, with the extra week last year falling in the fourth quarter, making it a thirteen-week quarter. In addition, results in the fourth quarter last year included five weeks of both the continuing Wild Oats stores and all subsequently closed and divested locations.

The Company is maintaining its previously announced sales guidance for fiscal year 2008. On a 52-week to 52-week basis, the Company expects total sales growth of 25% to 30% and comparable store sales growth of 7.5% to 9.5%. The Company expects the spread between comparable store sales growth and identical store sales growth to decline over the remainder of the year, as the number of relocations and major expansions drops to two by the end of fiscal year 2008 from seven at the end of fiscal year 2007. Excluding Wild Oats, the Company expects sales growth of 15% to 20%. Acquired stores will enter the comparable store sales base in the fifty-third full week following the date of the merger.

For the first four weeks of the third quarter ended May 11, 2008, comparable store sales growth was 5.7%, a deceleration from the second quarter due in large part to the relocated Portland, ME store cycling over its opening in the second quarter and the Kensington store in London being removed from the comparable store base at the start of the third quarter due to the relocated Notting Hill store closing eight weeks before Kensington opened last year. Identical store sales growth, excluding two relocations and two major expansions, was 5.0% quarter to date. Comparable sales at the 58 continuing Wild Oats stores increased 5.6% quarter to date.

The Company opened eight stores through the second quarter and has opened one store thus far in the third quarter. Four additional stores are expected to open in the third quarter, including one Wild Oats store that closed for major renovations, and up to eight stores are expected to open in the fourth quarter.

The Company does not expect to produce operating leverage in fiscal year 2008 due primarily to a decrease in store contribution as a percentage of sales driven by a higher percentage of sales from new and acquired stores, which have a lower contribution than existing stores; investments in labor and benefits at the acquired Wild Oats stores; and continued, though more moderate, increases in health care costs as a percentage of sales. In addition, based on year-to-date results, the Company now expects G&A expenses as a percentage of sales for fiscal year 2008 to be slightly below the 3.6% average in the first half of the year. This year-over-year increase is due mainly to the costs of integrating and supporting the Wild Oats stores, including an increase in headcount in the global and regional offices related primarily to the cost of fully staffing the Company’s three smallest regions which gained the greatest number of stores in the merger as a percentage of their existing store base; and an increase in legal and professional fees as a percentage of sales. The Company expects G&A expenses as a percentage of sales in fiscal year 2009 to return to historical levels.

Including the impact of Wild Oats, the Company expects a moderation in the year-over-year declines in income before pre-opening and interest as a percentage of sales during the second half of the fiscal year compared to the first half.

The Company now expects total pre-opening and relocation costs for fiscal year 2008 to be in the range of $70 million to $80 million, more heavily weighted in the fourth quarter due to the Company’s back-end loaded store opening schedule.  Approximately $40 million to $45 million relates to stores expected to open in fiscal year 2008.  The Company now expects average pre-opening and relocation expense for stores opening in fiscal year 2008 to be slightly below the average for stores that opened in fiscal year 2007.

The Company expects interest expense, net of investment and other income, in the range of $35 million to $40 million for fiscal year 2008, with a higher level of credit line borrowings in the second half of the year.

The Company expects share-based payments expense of approximately $4 million to $5 million per quarter in the second half of the year following the Company’s annual grant date early in the third quarter, when the majority of options are granted.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

The Company's support agreement providing certain products, services and licenses to the divested Henry’s and Sun Harvest stores has been substantially completed except for private label support, which will end June 30, 2008, and licensure of the Wild Oats private label brand, which will end no later than September 29, 2009.

Capital expenditures for the fiscal year are expected to be in the range of $575 million to $625 million.  Of this amount, approximately 65% to 70% relates to new stores opening in fiscal year 2008 and beyond, and approximately 7% to 8% relates to remodels of acquired Wild Oats stores.

The Company currently operates 269 stores totaling 9.4 million square feet and has 89 stores in development totaling 4.6 million square feet. The Company expects to open 25 to 30 new stores in fiscal year 2009. Longer term, the Company’s goal is to reach $12 billion in sales in fiscal year 2010.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2007, the Company had sales of $6.6 billion and currently has 269 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for eleven consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 30, 2007.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc. 550 Bowie St. Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com